Exhibit 99.1

Nivalis Therapeutics Announces Review of Strategic Alternatives

BOULDER, Colo., January 3, 2017 – Nivalis Therapeutics, Inc. (NASDAQ: NVLS), a clinical stage pharmaceutical company focused on developing innovative solutions for people with cystic fibrosis (CF), today announced that its Board of Directors has initiated a process to explore and review a range of strategic alternatives focused on maximizing stockholder value from its clinical assets and cash resources. Nivalis has engaged Ladenburg Thalmann & Co. Inc. to act as its strategic financial advisor for this process.  In conjunction with the exploration of strategic alternatives, the Company also intends to streamline its operations in order to preserve its capital and cash resources.

The Board has established a Special Committee to explore and evaluate strategic alternatives. Potential strategic alternatives that may be explored or evaluated as part of this process include the potential for an acquisition, merger, business combination or other strategic transaction involving the Company. There can be no assurance, however, that this process will result in any such transaction.

In parallel with this process, the Company intends to complete its ongoing SNO-7 trial of cavosonstat in patients with CF who are currently taking KalydecoTM (ivacaftor), which is expected to be completed in the first quarter of 2017.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding a potential strategic transaction and regarding the timing of completion of ongoing clinical trials. These forward-looking statements are based on management’s current expectations of future events and involve substantial risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by the forward-looking statements. These risks and uncertainties include, among others, the ability of the company to successfully and timely negotiate and consummate such a transaction on terms that are favorable to the Company. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Nivalis’ business in general, see the risk factors contained in the company’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2016, and in other reports filed by Nivalis with the Securities and Exchange Commission. All information in this press release is as of the date of this release, and Nivalis undertakes no duty to update or revise this information unless required by law.

Contacts:

Investor Relations

John Graziano

1-646-378-2942

jgraziano@troutgroup.com

Media Relations

Lindsay Rocco

1-862-596-1304

lrocco@elixirhealthpr.com